On February 13, 2015,The Interpublic Group of Companies, Inc. held a conference call to discuss its fourth quarter and full-year 2014 results.

CALL PARTICIPANTS

IPG PARTICIPANTS
Michael Roth
Chairman of the Board and Chief Executive Officer
Frank Mergenthaler
Executive Vice President and Chief Financial Officer
Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan John Janedis Jefferies David Bank RBC Capital Markets Brian Wieser Pivotal Research Group Craig Huber Huber Research Partners Barry L. Lucas Gabelli & Company

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group fourth quarter and full year 2014 earnings conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Good morning. Thank you for joining us.
We have posted our earnings release and our slide presentation on our website, interpublic.com, and will refer to both in the course of this call. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks, to be followed by Q&A, and plan to conclude before market open at 9:30 Eastern.
During this call, we will refer to forward-looking statements about our company. These are subject to the uncertainties and the cautionary statement that are included in our earnings release and the slide presentation, and are further detailed in our 10-K and other filings with the SEC. We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.
At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and thank you all for joining us this morning as we review our results for the fourth quarter and 2014. As usual I’ll start out by covering the highlights of our performance. Frank will then provide additional detail, and I’ll conclude with an update on our agencies, to be followed by our Q&A.
We are very pleased to report strong performance for both the fourth quarter and full year.
Among the financial highlights, organic revenue growth was 4.8% in the quarter, which brought our organic growth to 5.5% for the full year.
Operating margin in the quarter was 19.6%, and for the full year increased 120 basis points to 10.5%.
As a result, operating profit increased 12% in Q4, and grew 20% for the full year.

Fourth quarter earnings per share was $0.73 and was $0.57 adjusted for a net tax benefit in the quarter.
Full-year earnings per share was $1.12 and was $0.98 as adjusted for discrete items that Frank will cover in detail. That represents an increase of 26% from comparable 2013 earnings of $0.78 per share.
It’s clear from these very positive results that our people outperformed the financial targets we set for 2014. Our colleagues can take pride in this accomplishment. We thank them and all the talent, dedicated, and the great work they do every day on behalf of our clients.
Turning to more color on the fourth quarter, revenue growth was 4.0%, which consisted of a 4.8% organic increase and another 1.5% due to acquisitions, while currency was a negative 2.3%. We grew in all our major markets, with the exception of Continental Europe. The U.S., China, India and Brazil were important markets in which we saw notable strong performance.
U.S. organic growth was 3.4%. Excluding a decrease in pass-through revenues that is offset with lower expenses, U.S. organic growth was very strong, at 5% in the quarter. Organic growth was 5.4% in the U.K., and double digits in AsiaPac, LatAm and our Other Markets group. Continental Europe decreased 4.1% organically in the quarter.
Our growth reflects contributions from all major disciplines, including advertising, public relations and media. We had especially strong performance from the digital services we have embedded across the portfolio. This strategy of nurturing native digital expertise and capabilities within all our units is something we have been working at for some time, and which differentiates us from some of our peers.
In terms of the specific agencies contributing to our Q4 performance, a wide range of the portfolio was represented. That list was led by McCann, FCB, Lowe and Partners, Mediabrands, Huge, R/GA, Weber Shandwick, Golin, Octagon and FutureBrand.
The top-performing client sectors in Q4 were healthcare, food & beverage and retail.
Another highlight of the quarter was that we continued to build on our new business record for the year. We were pleased to add important assignments from Sprint, Grupo Bimbo, Sherwin-Williams and Reckitt Benckiser, among others. As a result, our net new business was positive in the quarter and for the full year.
Turning to operating expenses and margin, underneath total revenue growth of 4.0% in the quarter, total operating expenses increased 2.1%, excluding last year’s fourth-quarter charge for restructuring. The result was Q4 operating margin expansion of 150 basis points.
Full-year operating margin was 10.5%, an increase of 120 basis points, reflecting leverage on both our base payroll and on O&G expenses.
In Q4, we repurchased 7 million shares, using $127 million. For the full year, we utilized $275 million for the repurchase of 15 million shares, and our average share count eligible for dilution decreased 4% compared to 2013.
Since initiating our return-of-capital programs in 2011, we’ve returned a total of $2.0 billion to shareholders through a combination of dividends and share repurchase. Over this period of time, we have reduced our outstanding shares by 25%.

We are additionally pleased to announce this morning that the actions of our Board, raising our quarterly dividend by 26%, to $0.12 per share, and authorizing an additional $300 million for share repurchase. With $144 million remaining on our existing authorization as of year end, this brings us to a total of $444 million authorized for share repurchase.
In sum, the competitiveness of our agencies and the high quality of our offerings continue to drive strong performance. The accomplishments of our agencies and our talent are also being increasingly recognized and awarded by our industry.
As we enter 2015, you can see in our report today that the overall tone of business remains solid in most markets around the world, including the U.S., the U.K. and several of the larger high-growth markets. The dynamic shifts we are witnessing in the media landscape also represent an opportunity for us and our industry.
Given these factors, and the strength of our offerings, we believe we’ll continue to see solid organic growth. There are two key factors that temper our outlook compared to last year and therefore need to be called out. First, there’s the volatile currency environment and its possible negative effect on client spending plans. Second, we have to consider those markets with continued macro headwinds, notably Europe.
In light of this environment, for 2015 we are targeting 3% - 4% organic growth. Our acquisitions to date should add another 50 basis points to our growth. And the currency impact to our top line, as well as to our operating expenses, at current FX rates, is expected to be approximately negative 4% for the year.
In line with this growth target, and in order to build on the strong progress we made during 2014 in improving profitability, our 2015 target is 80 - 100 basis points of operating margin expansion.
As in the past, as the year unfolds and we get more clarity around the macro issues that are creating uncertainty, we will review our perspective and report back to you during our regular calls.
We will, of course, continue to focus on the execution of our strategy, which is built on world-class creativity and digital expertise, strength in emerging markets and our increased focus and success in delivering customized, integrated solutions, combined, as always, with discipline on costs.
At this stage, I’ll turn things over to Frank for additional detail on our results.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Good morning. As a reminder, I will be referring to the slide presentation that accompanies our webcast.
On slide 2, you’ll see our results:

•	Fourth quarter organic growth was 4.8%. U.S. organic growth was 3.4% and international growth was 6.4%, with growth in all regions except Continental Europe.

•	Q4 operating profit was $433 million, compared with $385 million a year ago before last year’s restructuring charge.

◦	Operating profit increased 20% for the full year.

•	Full-year operating margin was 10.5%, an improvement of 120 basis points from a year ago.

•	For the quarter, diluted earnings per share was $0.73, and [$0.57] per share excluding certain discrete tax items.

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For the full year, diluted EPS was $1.12 per share, and $0.98 per share excluding both the positive $0.16 per share impact of the Q4 tax items and the negative $0.02 per share impact of our charge in the second quarter for the early redemption of our 6¼% notes. This is an increase of 26% from 2013 earnings per share of $0.78.

•	We used $275 million for share repurchase during the year.

•	Our Board this morning once again significantly increased our common share dividend, to $0.12 per share quarterly, and added $300 million to our share repurchase authorization.

Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail on the slides that follow, as well as a couple of slides to clarify non-operating adjustments.
Turning to revenue on slide 4:

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Fourth quarter revenue was $2.21 billion, an increase of 4.0%. Compared to Q4-13, the impact of the change in exchange rates was a negative 230 basis points, while net acquisitions added 150 basis points. The resulting organic revenue increase was 4.8%.

•	With the U.S. dollar continuing to strengthen against most currencies, it’s worth pointing out that the revenues and expenses of our businesses are very well-matched in functional terms.

•	For the full year, revenue growth of 5.8% consisted of 5.5% organic growth and 130 basis points from net acquisitions, while currency was a negative 1.0%.

•	It’s worth noting that our pass-through revenue decreased approximately $30 million compared to 2013, which is offset by a $30 million decrease in our O&G expense.

As you can see on the bottom half of this slide, growth in the fourth quarter was mainly at our Integrated Agency Networks segment, which had 5.7% organic revenue growth. The decrease in pass-through revenues weighed on reported growth at CMG, which grew 3.2% organically excluding that effect, led by public relations, with high single-digit growth, and sports marketing. On the right hand side of this slide, you’ll see that both segments had very good growth rates for the full year, with 5.5% organic growth at IAN and 5.8% organic growth at CMG.
Moving on to slide 5, revenue by region:

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In the U.S., Q4 organic growth was 3.4%, on top of 6.9% a year ago. Organic growth was approximately 5% excluding the impact of lower pass-through revenues, which, again, are offset with lower expenses. We had strong domestic fourth-quarter performance at our three global integrated networks - McCann, FCB and Lowe - as well as at Huge and Mediabrands. Healthcare continued to be a leading client growth sector, followed by food & beverage.

For the full year, U.S. organic growth was 4.7%, and 5.8% excluding the impact of pass-throughs, with increases across all major disciplines and nearly all agencies. Leading client sectors were once again healthcare and food & beverage, as well as auto & transportation and financial services.

•	Turning to the international markets:

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The U.K. grew 5.4% organically in Q4 and 10.6% for the full year. We had contributions from all of our agencies. Total revenue growth in the U.K. was 21%, which includes organic, plus 5% from our acquisitions, such as FCB Inferno and Profero, and another 5% attributable to the strength of the Pound during the year.

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In Continental Europe, the environment continued to be challenging. Our organic decrease in the quarter was 4.1%, and included decreases in Germany, France and Italy. For the full year, revenue decreased 1.3% on an organic basis, slightly lower than the assumptions we factored into our planning as we entered 2014. Including our acquisitions, revenue in the region increased 1.2% excluding currency.

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In AsiaPac, our largest international region, organic revenue growth was 12.8% in Q4. That was driven by double-digit increases in Australia, India and Singapore, as well as a strong result from China. Mediabrands, public relations, McCann and R/GA led our growth, and these same agencies led our 8.0% organic growth in the region for the full year. For the year, we had double-digit growth in Australia, China, Singapore and Korea, with a more modest increase in India.

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In LatAm, we increased 11.0% organically in the quarter, with double-digit growth in Brazil and Argentina. We had growth across all of our agencies, including our marketing services offerings, our digital specialists, McCann, FCB and our media business. Full-year growth was strong at 10.8%, on top of 10% a year ago.

◦	In our Other Markets group, which is made up of Canada, the Middle East and Africa, organic growth was 11.7% in the quarter, driven by organic increases in the Middle East and South Africa.

On slide 6, we chart the longer view of our organic revenue change on a trailing-12-month basis. The most recent data point is 5.5%, corresponding to calendar year 2014.
Moving on to slide 7, our operating expenses:

•	In the fourth quarter, total operating expenses increased 2.1%, compared to 4.0% revenue growth.

•	For the full year, operating expenses increased 4.4%, compared to total revenue growth of 5.8%.

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Our ratio of salaries & related expenses to revenue for the full year was 64.0%, compared to 63.8% in the prior year. It’s important to point out that the decrease in pass-through revenue, which is offset dollar-for-dollar in lower O&G expense, results in some deleveraging on SRS and some leveraging of our O&G, while resulting in no impact on operating profit.

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For the full year, our ratio of base payroll, benefits and tax expense to revenue was 52.6%, compared with 52.9% a year ago, which is an improvement of 30 basis points, and improved 50 basis points excluding the change in pass-through revenue.

◦	Expense for temporary labor was 3.8% of revenue for the full year in 2014, compared to 3.6% a year ago.

◦	Severance expense was 0.9% of revenue in 2014, compared with 1.1% in the prior year.

◦	Incentive expense was 3.5% of revenue for the full year in 2014, reflecting higher performance-based accruals compared to a year ago, due to this year’s strong performance.

◦	Our “other salaries & related” category was 3.2% of revenue, which is the same level as the prior year.

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At year end, our total headcount was approximately 47,400, an increase of 4.4%, which was made up of 2.0% from acquisitions and 2.4% from organic hiring. The increases were in higher-growth areas of the portfolio, which last year included McCann, public relations and digital, as well as in growth regions of the world, and in support of a number of major new business wins.

•	Turning to office & general expenses, on the lower half of the slide:

◦	O&G expense was 23.0% of Q4 revenue, compared with 25.3% in Q4-13.

◦	For the full year, compared to our revenue growth of 5.8%, total O&G expense increased only 50 basis points.

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We had leverage across all of our O&G categories. For the full year, we had 40 basis points of leverage on occupancy expense, 20 basis points on telecoms, office supplies & travel, and 20 basis points on professional fees.

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In addition, we had 50 basis points of leverage on our category of “all other O&G expense,” as pass-through expenses decreased from a year ago, along with related revenues. These expenses are mainly in our events and direct marketing disciplines.

On slide 8, we show our operating margin history on a trailing-12-month basis. As the chart reflects, with the most recent data point at 10.5%, we have come a long way. While pleased to achieve double-digit operating margin, we know there is still much work to be done. We therefore remain highly focused on attaining our goal of competitive 13% operating margins.
On slide 9, for clarity on our year-on-year comparison, we have provided more detail on below-the-line adjustments in the quarter. This is the impact of our net tax benefits this year, along with the impact of the charge we took in Q4-13.
This year, we had a net reversal of valuation allowances for deferred tax assets in Europe. The net amount was $68 million, which is a positive to reported earnings in the quarter and the year. There were two primary drivers, both of which were non-cash items. We reversed a previously established valuation allowance of $125 million, due to our business tax planning actions. That benefit was partially offset by the establishment of a $57 million tax valuation allowance in another European market due to our operating history. The EPS benefit was $0.16 per share in the fourth quarter.
Excluding these discrete items in the fourth quarter, as you can see on this slide, our effective Q4 tax rate was 37.1%, compared to 30.1% in Q4-13.
Slide 10 addresses the full-year comparison. This picks up the impact of our second-quarter charge for debt redemption as well as the Q4 items. As you can see, adjusted for those items, our effective tax rate for the year was 39.4%, which is in line with our indications earlier this year. In 2013, the full year includes a charge for debt redemption. Our comparable 2013 adjusted tax rate was 36.2%.
In sum, the adjusted EPS comparison was $0.98 per share this year and $0.78 per share in 2013. And while there was clearly volatility around our effective tax rate, it’s worth noting that our cash tax rate was again significantly lower.
These adjustments also make clear the impact of our share repurchase, with average diluted shares outstBriananding decreasing 4% from a year ago to 425 million.
Turning to the current portion of our balance sheet on slide 11, we ended the year with $1.67 billion of cash and short-term marketable securities, which compares with $1.64 billion a year ago. We returned more than $430 million to shareholders during the year through share repurchases and common stock dividends.
On slide 12 we turn to cash flow:

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Cash from operations in Q4 was $1.05 billion, compared with $1.02 billion a year ago. The comparison includes a seasonally strong contribution from working capital. Our business tends to generate significant cash from working capital in the fourth quarter and uses cash in working capital in the first quarter.

For the full year, cash from operations was $670 million, compared with $593 million in 2013.

•	Investing activities in Q4 used $59 million, mainly for capital expenditures.
For the full year, capex was $149 million, while net cash used in acquisitions was $68 million. Our M&A pipeline continues to be strong. While timing can shift between periods, we continue to target $150 - $200 million annually.

•	Financing activities used $169 million in Q4, mainly $127 million for the repurchase of our common stock and $39 million in common stock dividends.
For the full year, our financing activities used $344 million. That reflects $275 million to repurchase common stock and $159 million for dividends on our common shares, as well as lower bank borrowings. Additionally, we issued new debt that was partially offset by debt redemption.

•	In 2014, our net increase in cash and marketable securities for the full year was $25 million.

On slide 13, we show our debt decreasing from $2.35 billion in 2007 to $1.73 billion at the end of 2014. In the second quarter of 2014, we issued $500 million of new ten-year notes at 4.2% and redeemed our 6.25% $350 million notes.
Slide 14 shows the total of our average basic plus dilutive shares over the last few years, and at far right shows the total as of year-end 2014. This has been an area of strong progress for us, with our average total shares decreasing approximately 25% between 2010 and 2014. Our starting position for 2014 is 418 million, on the right.
In summary, on slide 15, we are pleased with our performance in the quarter and the year. Our teams executed very well with respect to supporting strong revenue growth while maintaining expense discipline, and our balance sheet continues to be a source of value creation, as evident in the key actions taken by our Board today. That leaves us well-positioned entering 2015.
With that, I’ll turn it back to Michael.

Mr. Roth:
Thank you, Frank.
Well as you can see from our results, 2014 was a very successful year, in which we saw significant accomplishments in terms of performance in the marketplace and our financial results. We further strengthened our capital structure and built on our capital return programs, while continuing to enhance the competitiveness of our offerings, with particular emphasis on digital and creative talent and capabilities. Importantly, we also expanded operating margin by 120 basis points.
Highlights of our performance included solid progress at both McCann and FCB, further market-share growth at our best-in-class PR and sports marketing agencies within CMG and strong financial performance from our media operations. We also continued to see dynamic growth from our digital specialist agencies and within the embedded digital capabilities across the portfolio. We posted strong performance in emerging international markets, particularly in Asia and Latin America, on top of outstanding growth in recent years.
The competitiveness of our agencies was reflected in our very strong new business performance for the year. I believe it’s fair to say that the quality of our offerings is at its highest level in at least a decade.
During 2014, this was evident in the recognition we received across the portfolio, in the form of awards from industry press, as well as our performance in the most important creative and effectiveness competitions in every marketing discipline. We once again excelled in Cannes, where McCann kept up its strong recent momentum, FCB posted its best-ever performance and Lowe also showed well. We also performed strongly at Effie awards shows around the world.
More recently, IPG agencies enjoyed the strongest showing of any holding company in the prestigious “A-List” by Advertising Age. R/GA was the #1 ranked agency of 2014, and became the first digital agency to ever top the A-List. Deutsch and Weber Shandwick were also named among the industry’s top four agencies in terms of innovation, quality of work and success with clients and in new business. Huge and Mullen were cited on the list of agency standouts just outside the top ten, as was Lowe India among international shops. And Harris Diamond, the CEO of McCann, was named advertising executive of the year.
Across the range of our agencies, we are seeing good progress in terms of talent and the quality of work product. 2014 was a strong year for McCann, which saw a range of client wins, including additional fourth quarter assignments from Reckitt Benckiser, State Street Global Advisors and an integrated win on Oppenheimer Funds led by MRM. This came on the heels of integrated McCann wins on Choice Hotels, also with MRM, and Office Depot, working closely with UM.
FCB continues to improve performance, attract new talent and grow in standing with clients such as Nestlé, which awarded them new assignments from their waters and health and wellness divisions, as well as Bacardi in China. The recent Michelob Ultra win was evidence of increased vitality in the flagship Chicago office. FCB Healthcare continues to shine and will continue to receive our support to build on their success.
At Lowe, we are pleased with the integration of Profero and with fourth quarter wins on Rémy Martin and the CFA Institute, to build on the additions of Lenovo and SEAT earlier in 2014. We continue to look for ways to bolster the agency’s presence in the U.S., which is fundamental to sourcing large multinationals for the global network. The agency’s capabilities as a creative powerhouse with expertise in emerging markets remain evident in the very strong relationship it continues to enjoy with Unilever.
Progress continued at CMG, led by the outstanding team at Weber Shandwick. The evolution of that agency into a digital and strategic leader across all disciplines has been remarkable. Golin is following suit, and the performance at Octagon reflects the shifts they are making to transform the passion points of sports and entertainment into powerful drivers of consumer engagement. The integration of Genuine, a leading digital shop acquired at midyear, into Jack Morton is going well, and we should see the benefits in that agency’s capabilities going forward.
Mediabrands posted strong financial results in the quarter and continues to deliver a full range of leading-edge traditional and digital capabilities, such as Cadreon, Amp, Reprise and Ansible, as well as strong specialist assets such as Orion Holdings, ID Media and our out-of-home offering, Rapport. Fourth quarter wins included True Value at UM and Bose at Initiative. At a time of such dynamic change in terms of technology and media channels, the focus on the growth of programmatic platforms is understandable. Yet we should not lose sight of the fact that what we ultimately provide to marketers is a consultative service and insights. So the key will continue to be our impartiality and our ability to apply consumer data to our clients’ real-time business challenges, so as to maximize the impact of their investments.
I’ve covered off the success we are seeing at R/GA and MRM. Huge also had a very strong year and has established itself as one of the country’s most innovative digital agencies. A full range of digital capabilities is also what sets apart Mullen and Deutsch, particularly in their LA office. With The Martin Agency and Hill Holliday, this gives us a strong portfolio of integrated agencies that are thriving and can win business on their own, as well as take part in our customized, multi-agency client solutions.
This focus on delivering “open architecture” solutions that integrate the best of our talent across the organization by means of customized client teams was once again a contributor to our results. We won the largest consolidation in the industry during 2014 when we prevailed in the hotly contested Microsoft review. We also won a consolidation with one of Latin America’s most important companies when we bested a number of our key competitors in the Grupo Bimbo pitch in Mexico. We saw many additional multi-agency opportunities come into the group, domestically and internationally, and we continued to improve our delivery of custom, integrated solutions on a number of existing multinational clients.
Overall, our performance in 2014 is the result of a series of long-term strategic decisions, which we have backed with significant investments over time. Talent acquisition and development, particularly in creative and strategic roles, as well as building digital expertise into all of our agencies, have been key drivers of the strong organic revenue performance we’re seeing across the group. We’ve also continued to invest behind our strength in the U.S. and in major emerging markets, where we have strong and growing presence.
During 2014, we saw further progress across a range of areas related to the financial management of our company. First and foremost, significant improvements in profitability put us on track to achieving our goal of 13% operating margin. Our return of capital programs continued to positively impact results, and we crossed the $2 billion threshold in terms of total returns to shareholders since 2011.
We remain fully committed to further improving margins and building on our robust capital return programs. The latter is evident by our Board’s actions today, which further increase our dividend by 26% and have provided for a current authorization of in excess of $440 million for share repurchase.

We’re well-positioned as we go into 2015. The value proposition of our portfolio of offerings is highly relevant in today’s dynamic and complex consumer media landscape. Despite a range of geopolitical and macroeconomic conditions around the world, the general tone of the business remains solid. We are therefore targeting 3 - 4% organic growth for the year and improvement in operating margin of between 80 and 100 basis points. Coupled with strong capital returns, we are confident that achieving these targets will allow us to build on our strong track record of enhancing shareholder value.
We thank you for your time and continued support, and we look forward to updating you on our progress on the next call.
At this point, I’ll open it up to questions.

QUESTIONS AND ANSWERS
Operator:
Thank you. . . . And we do have our first question in queue from Alexia Quadrani from JPMC. Your line is now open.
Alexia S. Quadrani, J.P. Morgan:
Thank you. Just a couple of questions. First, with such impressive performance in 2014 - which sounds like great contributions from just about all your major agencies - beyond more of the same, what’s the incremental lever that will help you drive your margin targets for ’15? What assumptions perhaps for Continental Europe underlie that target you gave?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, our assumption for Continental Europe continues to be we’re not expecting a big recovery in Continental Europe. The fact that we were down in 2014 was a little bit below our plan. With the uncertainty out there it’s not wise for us to count on a big recovery there.
So what - we are refreshing our talent. We’ve made some changes in personnel in Continental Europe. We did some acquisitions, certainly, with Inferno and Profero and a couple of smaller acquisitions, and we continue to look to bolster our competitiveness there.
But we’re basically keeping our eye on there without making any big bets in terms of a strong recovery in terms of our forecast for the rest of the year. Our leverage in terms of improving our margin continues to be focusing on our people, our creative products, our competitive offerings and, obviously, converting that revenue into 30% target that we always said. It was nice to see in 2014. We converted at the 30% ratio. So, when you look at our assumptions in terms of 3% - 4%, that’s how we come to the 80 - 100 basis point margin improvement for 2015.
We’re coming into the year 2015 with some tailwinds, because we were net-new-business positive in 2014. And, of course, Alexia, I know you’re going to ask how are we doing so far, and for 2015 we continue to be net-new-business positive. In terms of those tailwinds, I think you’ll see the effect of those more in the first half of the year, and in the second half of the year we’ll see some cycling down, absent any new business wins in the meantime.
I think it’s more focusing on our costs. We’ve instituted a number of additional programs to make sure that our SRS ratios don’t get out of line. Clearly that’s where we see the biggest leverage. We did see an improvement in base benefits, as Frank outlined in his discussion. We did have to - we had a good performance so therefore incentives were up a bit, and that accounted for some of the higher number on the SRS ratio. But we continue to be very careful in terms of how we add headcount, and we’re gaining efficiencies, where - For example, at McCann we have Kraft, and we’re using production facilities with great efficiency on a worldwide base. These lend to greater margins for us and bring in those dollars. We keep them in house as opposed to going out, and we see a lot of that happening in our other agencies as well.
Ms. Quadrani:
And, Michael, just a follow-up if I can. You have a lot of insight having gone through the budgeting process, or at least a large part of it, for 2015, recently. Any further color you can provide us in terms of what the clients are saying in terms of spending outlook, in terms of maybe allocation of spending for ’15? Anything incrementally different than ’14, and maybe just an overall budget?
Mr. Roth:
Our budgets are from a bottoms-up perspective. So we look at existing AOR contracts. As the year progresses and as our clients begin to feel more comfortable, that’s when we start seeing some incremental spend, which frankly helps us in terms of higher margin business.
The tone is solid. Is there concern? Of course there is. We’re in a global business right now, and there are effects of currency which affects our - potentially affects - our business. That’s why we tempered some of our assumptions going into 2015. It’s not the translation effect on our P&L that we tempered, because we’re matched from a revenue and expense point of view. It’s the tone of the effect of these currencies on our clients and their spending and how that potentially converts to our business.
But the tone of the business is solid. Our clients are working with us in terms of our plans for the year. They’re spending money. Some of the money is coming -
I know one of the questions is always how much of it is in TV versus digital. We’re seeing a tremendous focus on allocating media dollars and where it should go, and our offerings in Mediabrands are tuned into doing exactly that. The use of Cadreon, the use of our tools and planning techniques in real time, we continue to invest in those because clients want to know whether it should be digital, whether it should be TV, how it should be allocated and can they change it quickly.
So we’re working very closely with our clients, and of course programmatic and automation are part of that. I think the questions of whether it’s digital versus TV, I think we’ve seen certainly an impact on TV. If you just look at the results of the media owners in 2014 and the challenges they face in 2015, and our job continues to be to help our clients navigate through that.
So we have the tools. We have the talent. Our clients are talking to us. They’re not pulling back per se. The issue is how much more are they going to spend, and the pressure is on us to be efficient and for us to be responsive in terms of moving the needle. And that’s what we’re here to do. We feel good about our forecast, and I think it’s a realistic assumption for us to use going into 2015.
Ms. Quadrani:
Thank you very much.
Mr. Roth:
Thank you.

Operator:
And our next question comes from John Janedis from Jefferies. Your line is now open.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Hi, John.
John Janedis, Jefferies:
Hi, thank you. Maybe, Michael, a bit of a follow up to your comment earlier. You’ve talked over the years about the O&G and the SRS line. And I know there are a lot of puts and takes here, but is this the year where more of the margin leverage comes from the SRS line, or should we start thinking about the expense buckets in aggregate rather than the 60% SRS target you have out there?
Michael Roth, Chairman of the Board and Chief Executive Officer:
One of the reasons we called out the effect on O&G is because of pass-throughs. I know there’s a whole dialogue going on on pass-through and gross and so on, but putting that aside, our biggest bucket is SRS improvement. So Frank and the entire financial organization of all our units are focusing on those SRS ratios.
Now the good news is, as we develop new business, we ramp up, and that causes us to throw those ratios a little bit out of track, and, frankly, that’s not a bad thing to happen. If we’re investing with new business, it’s not atypical for us when we win a new business to have to ramp up and add 50 - 100 people in terms of staffing, and that staffing usually comes ahead of revenue. So there’s timing issues in there.
But the fundamental basic benefits, and tax, we saw a 50-basis-point improvement in 2014, and for ’15 we’re going to continue to be very careful with that. And, yes, the answer is ultimately we have to get those SRS numbers down, and that’s where our focus is going to be, John.
Mr. Janedis:
Okay. Thanks, Michael. And maybe just a follow up on your - to Alexia’s question. To what extent is there an opportunity to further reduce costs or consolidate agencies if the business doesn’t pick up?
Mr. Roth:
We’re always looking at that. We always look at double doors. I think, you know, what they say, the low-hanging fruit in terms of our expenses, we took that big charge, and I’m pleased to report, as Frank indicated, we realized the benefits that we said we were going to have as a result of the restructuring charge that we took. And we monitor that all the time.
In terms of consolidations, yes, there are possibilities for that. We’re looking for efficiencies. But we have three global networks that are very competitive, and you add on top of that our marketing disciplines and our media businesses and so on, and we’re very well-positioned.
So if there is a recovery in Europe, I think we will participate. Some of our pullback in Europe, again, was client-specific. 11% of our business is in Continental Europe. That’s good and bad depending on how you look at it. And so, as a result, if one or two clients pull back, it has a bigger impact on our results, and we saw that in 2014, which frankly is one of the reasons we missed a little bit in terms of our planning process. But we’re well-positioned. We continue to invest in Continental Europe in terms of talent, and that’s where we have to, and we’re looking for good organic growth as the recovery comes back.
But we’re monitoring it, and we will be looking at efficiencies, whether it be combining agencies - not agencies, but combining some local situations - we are always looking at that.
Mr. Janedis:
Thanks a lot.
Mr. Roth:
Thank you, John.

Operator:
Our next question comes from David Bank of RBC Capital Markets. Your line is now open.
David Bank, RBC Capital Markets:
Okay, thanks very much. Michael, in your closing comments you made some reference to the importance that you felt of independence in the programmatic world. You’re pursuing programmatic, but on an agency basis, as opposed to a principal. What - how has that resonated with clients? Have you sort of gotten feedback with respect to the way you guys are handling that business as opposed to your peers? And how do you think about the way it impacts you on a relative basis from a markets perspective in terms of ad growth - in terms of organic growth and margin, right? How does it fit into where you view yourselves in a landscape there? Thanks very much.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Thanks, Dave. Obviously we can spend hours on this. Look - and as we have. Look, we continue to believe that our model of agnostic advice in terms of where clients should be putting their money is the proper model. I think there’s no question that some of our competitors, as you allude to, would take inventory position on the digital assets, and they’re using right hand and left hand. And I think as this rolls out, clients are going to see the profits that are being made from inventory owned. And we feel that’s inconsistent with our model of being independent in terms of how we allocate media dollars on behalf of our clients.
Now, have we seen - do clients tell us that they prefer our model? Obviously, yes. If you look at our performance, we had great performance in Mediabrands, and that - that whole model isn’t lost on our clients. I mean, the reason they’re our clients among other things is exactly that, that they view us as being their partner in terms of advising where they put their money.
I’ve said this before, and I continue to say it: if, as this rolls out, if in the marketplace it is not viewed as we view it, then obviously we’re going to re-look at how we do this. We do do it on the part of Orion and the barter business, where it’s disclosed up front, and we’re seeing very nice margins on it.
But right now our model is consistent, and, yes, I think larger multinational clients, one of the reasons they bring some of this programmatic in-house is because they don’t trust our business - not ours per se, I’m speaking generically - in terms of the transparency that goes into this pricing in this black box that they’re dealing with. And I think the fact that there’s inventory owned being sold doesn’t help. I know they can disclose it, and I know they argue that they’re buying more efficiently and so on, but in terms of pricing, we don’t see that. We’re being - we don’t do it, and we’re very competitive on the pricing side of the business. So we believe our role is to be agnostic, and that’s - and we do think our clients choose us, and that’s why we stick to this model.
And frankly, when I was a client, I would look at it the same way. I find it difficult to think that the wall that they claim they put up, and the large margins that some of them claim they’re getting on that, isn’t at the cost of advice that I’m getting on the buying side. So that’s my personal view on it.
We continue to look at it. It’s a reasonable question. By the way, you’re seeing a big - I might as well do this - you’re seeing a big ramp up in terms of the organic growth and potentially some margin on this. As you cycle through that, that advantage isn’t going to be there on reported numbers, right? And I do think the margin on that business is going to shrink, because clients are just going to want greater transparency on it, and that’s where the margin impact will come down. So -
Mr. Bank:
On average, do you think it’s a higher-margin business than the core media-buying business, or is it - like on average, right - is it a higher-margin business or not?
Mr. Roth:
I don’t think so. I think, I think some players - again, it’s on a buyer buy basis, right, - but I think frankly if you look at one of our competitors who just recently announced, I think they were alluding to not as big margins on it as everyone thinks. Whereas one of our other competitors, clearly, they’re making a lot of money on it so - Which goes to the issue of, where’s the transparency? I would say on average it’s certainly margin-accretive. But I think over time it becomes less.
Mr. Bank:
Thanks very much, guys.
Mr. Roth:
Thank you, David.
Mr. Bank:
Nice way to end the year.
Mr. Roth:
Thank you.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Thanks.

Operator:
Thank you, and our next question comes from Brian Wieser from Pivotal Research. Sir, your line is now open.
Brian Wieser, Pivotal Research Group:
Good morning, thanks for taking the questions. Can you talk about the current state of client pricing pressures, and, more specifically, the degree to which you think marketers are trying to get like-for-like services for lower prices, and then you make it up by selling additional services? Or alternately do you feel like there’s situations where you have pricing power for your services?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Yes, it’s always - yes, clients want more for less. Take that as a given -
Mr. Wieser:
All right. Done.
Mr. Roth:
In 2014 it was true. It’s going to be true in 2015.
Yes, as we pick up clients and as we add more services, typically the additional services carry with it a greater margin. That’s the nature of our business, which is why, as you know, Brian, when we pick up new clients, margins on new clients in the early years aren’t quite where they are as they mature as we go forward. And that’s the business model. We bring in other services, and we add value.
But none of the services that we bring to the table are clients willing to pay extraordinary margins on. So the burden is on us to show the value add, so when we bring in the extra services it’s all with a view towards moving the needle and how we enhance their margin. And, frankly, at the same time it helps us.
I think that pressure is there. It will continue to be there. It will be on the media side, just evidenced by, as you note in your write-ups, the big client reviews typically are occurring on the media side of the business, because they continue to believe there’s pricing advantages by putting that stuff up for bids and review. And it’s incumbent upon us to be able to buy appropriately, give advice, couple it with proper planning and be efficient in how we operate our own businesses. And so that’s never going away.
Mr. Wieser:
Thanks for that. And just maybe relatedly, I was wondering if you could just talk a little bit more about trends impacting working capital. I know it was negative for you guys this year, not over the course of the whole year, not pronounced or anything, but it was interesting that two of your larger peers had negative working capital for the first time in five years. So I was just wondering, you may have a broader sense of what’s been going on, because it hasn’t been the positive contributor for you guys for the last several years that it has been for some of the others. Do you get a sense that payment terms are getting tighter, or is there something else at an industry level that’s been happening? Just any thoughts on that.

Mr. Roth:
I’ll let Frank add to it, but it seems to me part of it has to do with the mix between media and traditional advertising, and that affects our working capital, but I’ll let Frank talk about it.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
On the term question, probably two years ago there was more pressure than there is now. I think that’s settled in because the industry held the line. We’re not a bank. And the key driver on working capital is around media primarily and where media billings are flowing. So you can have flat revenue, but if you’re seeing shifts out of certain markets where there is a working capital advantage, that could adversely impact your working capital. But there’s nothing structural in our model that’s changing.
Mr. Roth:
And it’s typical, that in the fourth quarter we see positive, and we see the first quarter, as you know, it flows out. So we had - I think we had a good year. I think it was a typical year for us in how it came in and went out. And, as Frank said, it has to do with the mix between media and traditional.
Mr. Wieser:
Got it. Thank you very much.
Mr. Roth:
Thank you, Brian.

Operator:
Thank you, and our next question comes from Craig Huber from Huber Research Partners. Your line is now open.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Good morning, Craig.
Craig Huber, Huber Research Partners:
Good morning, guys. Housekeeping question first. Maybe I missed this. For currency, what are you budgeting the currency impact on total revenues for the first quarter and for the full year? That’s my first question.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
For the full year, [Craig], it’s 4%. And we’re not going to quote the first quarter. Four percent for the whole company, across the portfolio.
Mr. Roth:
Yes, and that’s using existing rates. Obviously, as that changes we’ll have to adjust.

Mr. Huber:
Okay. And then my second question, I haven’t asked you this question in quite a while -
Mr. Roth:
[Laughter]
Mr. Huber:
You’re well aware of this. In the first quarter every year for the last ten-plus years dating back before you were even at the Company, you always lose money on the operating profit line, and obviously on the EPS line, which obviously has a major drag on the full-year operating profit margins for the Company, and I’m just wondering, it seems like it’s a really good opportunity for you guys to, get - improve this in the first quarter in particular. I’m just wondering is there much more you can do here on the cost front to make it more variable in the first quarter to enhance that margin dramatically and/or shift revenues, or shift more revenues?
Mr. Mergenthaler:
It’s not a cost issue, [Craig]. It’s more of the seasonality of our revenue. Our folks are working on client in the quarter. Client contracts are being negotiated and resolved. We’ve got just a natural deferral of certain revenues in the first quarter. That’s our revenue recognition policy that we’re not going to change.
Mr. Roth:
And by the way, our staffing needs are not done - Our agencies when they come in with their budgets and their plans, they have a staffing requirement for the year. We try to calendarize it, obviously, but, as Frank says, we can’t control the revenue side of it in terms of when clients, because we’re - and it’s crazy for us to do abnormal things to be in-line for on a quarter -
Which is why we talk in terms of full year. The quarterly variances in our business are very hard to predict. I can tell you this much: I don’t know what quarter it’ll be, but there’ll be surprises quarter from quarter. But that’s the nature of our business, which is why we talk on a full-year basis.
Mr. Mergenthaler:
It’s 5,000 clients in 100 countries, Craig. To normalize that is very difficult.
Mr. Huber:
Yes. I’m just asking the question, because you, obviously, talk about your goal of getting a 13% operating margin, Omnicom’s level of margins, and they generally run 150 - 200 basis points lower in the first quarter than the full-year operating margin. Obviously your spread is much larger. Are you saying how you account for the revenues is significantly different, is why you end up having this loss in the first quarter -
Mr. Mergenthaler:
There’s nothing structurally different in our business than Omnicom’s. So we’re very comfortable that the 13% target is a reasonable target.

Mr. Roth:
Yes, and just let me restate: I think looking at our business on a quarter-to-quarter basis is a slippery slope. Both on the positive and the negative side. And I think 2014 was a good example for us, and frankly historically it’s always been that way. And I - the question for us going into 2015 is what is the tone of our business, and as we say, it’s solid.
What’s our focus? Our focus is on our competitive product, which is talent, creativity, digital, media, all this stuff, and focusing on the cost side of the business. And we have our disciplines up and running, and we look at it on a full-year basis.
Mr. Huber:
You’re obviously trying to get your profits in the first quarter into significant profit territory in terms of the margin, right, over time?
Mr. Roth:
Yes, but - obviously it’s good to start off the year on a strong quarter, but again, we’re looking at it on a full-year basis.
Mr. Huber:
Right. Okay. Thank you, guys.
Mr. Roth:
Thank you, Craig.

Operator:
Thank you. And our next question comes from Barry Lucas of Gabelli & Company. Your line is now open.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Hi, Barry.
Barry L. Lucas,Gabelli & Company:
Thanks, and good morning.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Hi, Barry.
Mr. Lucas:
Two quickies. Michael, you alluded to some possible client concerns maybe holding back a little spend because of currency fluctuations. But we have another positive dynamic on fuel prices, which certainly should help consumers in many places. So is that a bigger tailwind potentially, and have you heard anything come out of clients with regard to that more favorable trend?

Mr. Roth:
You know, it’s all anecdotal. Intuitively it’s the same as how you would look at it. As gasoline prices fall, the consumer has more money in their pocket, discretionary spending in terms of consumer goods products and things like that. Have I seen a big change in their forecasts as a result of that? No, but does everyone use that as a bit of a buffer in terms of expectations on the economy? I would say the answer’s yes.
And, Barry, the concern we raise is of uncertainty. It’s not that I can specifically point to a client and say, because of currency we’re cutting our spend by 10%. This is the beginning of the year. This business - just like I was talking before with Craig - this business is, it’s a journey over the year, and all we can do is take our best shot right now in terms of bottoms-up and what we overlay in terms of potential wins and, god forbid, losses. But I think the tone is solid, and that’s the takeaway I think from this call.
And some clients are a little more concerned than others, and that has to do with their geographic locations. So it’s a legitimate question. All of our competitors have raised it, and it’s more of a sense of making sure we’re cautious before we put numbers out there. Because we always want to make sure we at least meet or exceed the numbers we put out, Barry.
Mr. Lucas:
Thanks. One more, quickly, on a different topic. You’ve changed the makeup of the Board a little bit, the constitution of the Board, and added a new Finance Committee. What do you expect to happen out of that? How do you interact with the new Board members? And maybe provide a little color on that.
Mr. Roth:
Well, yes, we, as a governance matter we’ve always looked at the Board. We have the tenure of our Board’s - and frankly we had a process going on all along in terms of replacement of some of our Board members, and what you see is a reflection of that. I think we’ve added - I know we’ve added three very capable, independent Board members.
The Finance Committee, a lot of what the Finance Committee is doing is what the Audit Committee was doing. We always look at strategic plans, capital allocation, and costs and how we target and so on. So the Finance Committee is a typical committee - frankly, on a number of the boards that I sit on have separate finance committees.
So since our focus is on making sure we achieve our margins, the emphasis on focusing on that for the Finance Committee is going to be welcomed. And knowing our Board, because we usually view these things as a full Board, I would suspect the attendance at our Finance Committee will probably be made up of our entire Board, so I think all it does is show our continued emphasis on getting to those margins that we put out there.
Mr. Lucas:
Great, thanks very much for the commentary, Michael.
Mr. Roth:
Okay. Thank you, Barry.

Operator:
And thank you. That was our last question. I would like to turn it back to our host for closing remarks.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, I thank you all. Obviously we’re very pleased with 2014, but now we’re off to 2015. So I look forward to our next call. Thank you very much.
Operator:
Thank you. This now concludes today’s conference. All parties may disconnect at this time. . . .

*    *    *    *    *

Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Three Months Ended December 31, 2014
	As Reported	Valuation Allowance Reversal, Net (1)	Adjusted Results
Income Before Income Taxes	$418.6		$418.6
Provision for Income Taxes	(87.9)	$67.6	(155.5)
Effective Tax Rate	21.0%		37.1%
Equity in Net Income of Unconsolidated Affiliates	0.6		0.6
Net Income Attributable to Noncontrolling Interests	(22.4)		(22.4)
Net Income Available to IPG Common Stockholders - Basic and Diluted	$308.9	$67.6	$241.3

Weighted-Average Number of Common Shares Outstanding - Basic	413.7		413.7
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	7.5		7.5
Weighted-Average Number of Common Shares Outstanding - Diluted	421.2		421.2

Earnings Per Share Available to IPG Common Stockholders - Basic	$0.75		$0.58
Earnings Per Share Available to IPG Common Stockholders - Diluted	$0.73	$0.16	$0.57

(1) Net valuation allowance reversal of $67.6 consists of a reversal of $124.8 partially offset by the establishment of a valuation allowance of $57.2, both in Continental Europe.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Twelve Months Ended December 31, 2014
	As Reported	Valuation Allowance Reversal, Net (1)	Loss on Early Extinguishment of Debt	Adjusted Results
Income Before Income Taxes	$720.7		$(10.4)	$731.1
Provision for Income Taxes	(216.5)	$67.6	3.8	(287.9)
Effective Tax Rate	30.0%			39.4%
Equity in Net Income of Unconsolidated Affiliates	1.2			1.2
Net Income Attributable to Noncontrolling Interests	(28.3)			(28.3)
Net Income Available to IPG Common Stockholders - Basic and Diluted	$477.1	$67.6	$(6.6)	$416.1

Weighted-Average Number of Common Shares Outstanding - Basic	419.2			419.2
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	6.2			6.2
Weighted-Average Number of Common Shares Outstanding - Diluted	425.4			425.4

Earnings Per Share Available to IPG Common Stockholders - Basic	$1.14			$0.99
Earnings Per Share Available to IPG Common Stockholders - Diluted	$1.12	$0.16	$(0.02)	$0.98

(1) Net valuation allowance reversal of $67.6 consists of a reversal of $124.8 partially offset by the establishment of a valuation allowance of $57.2, both in Continental Europe.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Three months ended December 31, 2013
	As reported	Restructuring Charges	Adjusted Results
Operating Income	$324.4	$(60.6)	$385.0
Operating Margin %	15.3%		18.1%
Income Before Income Taxes	314.1	(60.6)	374.7
Provision for Income Taxes	(103.2)	9.7	(112.9)
Effective Tax Rate	32.9%		30.1%
Equity in Net Income of Unconsolidated Affiliates	1.2		1.2
Net Income Attributable to Noncontrolling Interests	(19.0)		(19.0)
Net Income Available to IPG Common Stockholders - Basic and Diluted	$193.1	$(50.9)	$244.0

Weighted-Average Number of Common Shares Outstanding - Basic	425.1		425.1
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	6.9		6.9
Preferred Stock Outstanding	3.2		3.2
Weighted-Average Number of Common Shares Outstanding - Diluted	435.2		435.2

Earnings Per Share Available to IPG Common Stockholders - Basic	$0.45		$0.57
Earnings Per Share Available to IPG Common Stockholders - Diluted	$0.44	$(0.12)	$0.56

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Twelve months ended December 31, 2013
	As reported	Restructuring Charges	Loss on Early Extinguishment of Debt	Adjusted Results
Operating Income	$598.3	$(60.6)		$658.9
Operating Margin %	8.4%			9.3%
Income Before Income Taxes	468.0	(60.6)	$(45.2)	573.8
Provision for Income Taxes	(181.2)	9.7	16.9	(207.8)
Effective Tax Rate	38.7%			36.2%
Equity in Net Income of Unconsolidated Affiliates	2.1			2.1
Net Income Attributable to Noncontrolling Interests	(21.0)			(21.0)
Dividends on Preferred Stock	(8.7)			(8.7)
Net Income Available to IPG Common Stockholders - Basic	$259.2	$(50.9)	$(28.3)	$338.4

Adjustments: Effect of Dilutive Securities
Interest on 4.75% Notes	0.8			0.8
Dividends on Preferred Stock	0.0			8.7
Net Income Available to IPG Common Stockholders - Diluted	$260.0			$347.9

Weighted-Average Number of Common Shares Outstanding - Basic	421.1			421.1
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	5.2			5.2
4.75% Notes	3.3			3.3
Preferred Stock Outstanding	0.0			13.7
Weighted-Average Number of Common Shares Outstanding - Diluted	429.6			443.3

Earnings Per Share Available to IPG Common Stockholders - Basic	$0.62			$0.80
Earnings Per Share Available to IPG Common Stockholders - Diluted	$0.61	$(0.11)	$(0.06)	$0.78